Exhibit 99.1

Rattler Midstream, a subsidiary of Diamondback Energy, and Oryx Midstream Announce Joint Acquisition of Reliance Gathering

Midland, TX (October 3, 2019) - Rattler Midstream LP (Nasdaq: RTLR) ("Rattler"), a subsidiary of Diamondback Energy, Inc. (Nasdaq: FANG) ("Diamondback"), and Oryx Midstream (“Oryx”), a portfolio company of Stonepeak Infrastructure Partners, announced today that their newly-formed joint venture entity has entered into a definitive purchase and sale agreement to acquire Reliance Gathering, LLC (“Reliance Gathering”) for $355 million in cash, subject to certain adjustments under the purchase and sale agreement. The transaction is anticipated to close in the fourth quarter of 2019, subject to certain closing conditions.

Acquisition Highlights:

•
Crude oil gathering system includes over 230 miles of gathering and regional transportation pipelines and approximately 200,000 barrels of crude oil storage in Midland, Martin, Andrews, and Ector counties

•	Current system throughput of over 110,000 barrels per day from six substantial oil and gas operators, including Diamondback and other top-tier operators

•	Over 160,000 gross acres in Northern Midland Basin dedicated under long-term, fixed-fee agreements, some of which benefit from minimum volume commitments

•	Top three producers contributing over 85% of 2019 throughput through July have, on average, over 10 years of dedication remaining

•	Diamondback operates approximately 38% of the dedicated acreage and produced approximately 35% of the volumes on the system in 2019 through July

•	$355 million purchase price; ownership split 60/40 between Rattler and Oryx

•	Oryx to operate the system following closing

“This strategic acquisition demonstrates Rattler’s ability to leverage its relationship with Diamondback to invest in attractive projects underpinned by Diamondback’s operations, providing unique visibility into the growth in volumes expected on this system. Continuing its wellhead to water strategy, Diamondback, through Rattler, will now participate in transporting these crude oil barrels from the wellhead through the Reliance Gathering system and the Epic Crude Pipeline to docks and refineries around Corpus Christi. Moreover, the acreage dedicated to Reliance Gathering encompasses some of Diamondback’s highest rate of return projects and deepest levels of inventory at current activity levels, which we expect will support continued production growth for years to come,” stated Travis Stice, Chief Executive Officer of Rattler’s general partner.

Mr. Stice continued, “We are excited to partner with Oryx in the Midland Basin after having had a very productive relationship since Diamondback’s entry into the Delaware Basin in 2016. Oryx’s track record of building leading crude oil gathering and regional transportation platforms in the Permian Basin is well established, and their reputation as a reliable partner to oil and gas operators is well deserved. Accordingly, we look forward to growing this business and our relationship in the coming years.”

“We are excited about this acquisition as it marks our entry into the Midland Basin, solidifies Oryx as a pure-play, crude oil pipeline operator, and further enhances our ability to serve strong, high-quality producer customers, both new and existing,” said Brett Wiggs, Chief Executive Officer of Oryx. “Additionally, we look forward to working closely with Rattler and continuing our relationship with Diamondback, and we appreciate the confidence they have placed in us to operate this significant asset. We continue to be focused on aggressively growing our midstream footprint in the Delaware and Midland basins, providing the highest level of customer service in the business.”

Jefferies LLC is acting as exclusive financial advisor, and Sidley Austin LLP is acting as legal counsel to Reliance Gathering in connection with the transaction. Akin Gump Strauss Hauer & Feld LLP is acting as legal counsel to Rattler. Shearman & Sterling LLP is acting as legal counsel to Oryx.

About Rattler Midstream LP
Rattler Midstream LP is a growth-oriented Delaware limited partnership formed in July 2018 by Diamondback to own, operate, develop and acquire midstream infrastructure assets in the Midland and Delaware Basins of the Permian Basin. Rattler provides crude oil, natural gas and water-related midstream services (including freshwater sourcing and transportation and saltwater gathering and disposal) to Diamondback under long-term, fixed-fee contracts. For more information, please visit www.rattlermidstream.com.

About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

About Oryx Midstream
Midland-based Oryx Midstream is the largest privately-held midstream crude operator in the Permian Basin. The company owns and operates a crude oil gathering and transportation system underpinned by nearly one million acres under long-term dedications from more than 20 customers. The system’s 2.1 million barrels of storage and approximately 1,200 miles of in-service and under-construction pipeline span eight counties in Texas and two in New Mexico. Led by an experienced team with more than 200 years of experience in the oil and gas industry, Oryx is dedicated to providing producers with solutions and flexibility through a full suite of midstream services. For more information, please visit www.oryxmidstream.com.

About Stonepeak Infrastructure Partners
Stonepeak Infrastructure Partners is an infrastructure-focused private equity firm with over $16 billion of assets under management and with offices in in Houston, New York, and Austin. Stonepeak invests in long-lived, hard-asset businesses and projects that provide essential services to customers, and seeks to actively partner with high-quality management teams, facilitate operational improvements, and provide capital for growth initiatives. For more information, please visit www.stonepeakpartners.com

Forward-Looking Statements
This press release may include forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward- looking, can be identified by words such as "anticipate," "if," "will" and "expect," and include, but are not limited to, statements regarding the anticipated closing of the transaction and its expected benefits. Forward-looking statements involve risks and uncertainties including, among others, that Rattler's business plans may change as circumstances warrant. When considering these forward- looking statements, you should keep in mind the risk factors and other cautionary statements in Rattler's prospectus and SEC filings and Diamondback’s SEC filings, including its Forms 10-K, 10-Q and 8-K. Rattler, Diamondback, Oryx and Stonepeak undertake no obligation and do not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Rattler Midstream Investor Contact:
Adam Lawlis
+1 (432) 221-7467
ir@rattlermidstream.com

Oryx Midstream Media Contact:
Meredith Hargrove Howard
Redbird Communications Group
+1 (210) 737-4478
meredith@redbirdpr.com